Exhibit 10.2

HARSCO CORPORATION
2016 Non-Employee Directors’
Long-Term Equity Compensation Plan

First Amendment
Pursuant to Article XIII, the Board of Directors of Harsco Corporation hereby amends the 2016 Non-Employee Directors’ Long-Term Equity Compensation Plan, effective July 27, 2016, as follows:
1.Section II(V) (Period of Restriction) is amended by deleting the current section in its entirety and replacing it with the following:

V.    “Period of Restriction” means the period, if any, during which the transfer of Shares of Restricted Stock or Restricted Stock Units is limited in some way (based on the passage of time or upon the occurrence of other events as determined by the Committee, at its discretion, as specified in the Award Agreement), and the Shares are subject to a substantial risk of forfeiture, as provided herein.

2.Section VIII(D) (Other Restrictions) is amended by deleting the current section in its entirety and replacing it with the following:

D.    OTHER RESTRICTIONS. Subject to the terms hereof, the Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, time-based restrictions on vesting and/or restrictions under applicable federal or state securities laws.

3.Section VIII(G) (Vesting of Restricted Stock Awards) is amended by deleting the current section in its entirety and replacing it with the following:

G.    VESTING OF RESTRICTED STOCK AWARDS. Unless otherwise provided in the Plan or under an Award Agreement, all Awards of Restricted Stock that vest based on the passage of time which are granted to a Participant shall vest no more rapidly than one (1) year from the date of grant; provided, however, up to five percent (5%) of the Restricted Stock Awards, may by designation of the Committee (as reflected in the Award Agreement), be subject to a more accelerated time-based vesting schedule. Notwithstanding the foregoing, if such an award was not previously vested or forfeited, it shall vest and become non-forfeitable on an accelerated basis upon the termination of the Participant's service as a director due to death, Disability or retirement under the Company’s then-applicable mandatory retirement policy.